Exhibit 10.22

PERFORMANCE UNIT AWARD AGREEMENT

PIONEER NATURAL RESOURCES COMPANY
AMENDED AND RESTATED 2006 LONG TERM INCENTIVE PLAN

[Date]

To: Scott D. Sheffield

    Pioneer Natural Resources Company, a Delaware corporation (the "Company"), is pleased to grant you an award (this "Award") to receive an aggregate of _______ performance units (each, a “Performance Unit”) in respect of the period January 1, ____ through December 31, ____ (the “Performance Period”). This Award is subject to your acceptance of and agreement to all the applicable terms, conditions and restrictions described in this Performance Unit Award Agreement (the “Agreement”) and the Pioneer Natural Resources Company Amended and Restated 2006 Long Term Incentive Plan (as it may be amended from time to time, the “Plan”). A copy of the Plan is available upon request. Except as provided below, to the extent that any provision of this Agreement conflicts with the expressly applicable terms of the Plan, you acknowledge and agree that those terms of the Plan shall control and, if necessary, the applicable provisions of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan. Terms that have their initial letters capitalized, but that are not otherwise defined in this Agreement, shall have the meanings given to them in the Plan in effect as of the date of this Agreement. The Performance Units contemplated herein are described in the Plan as Restricted Stock Units subject to restrictions that lapse based on the achievement of performance goals pursuant to Section 6(a)(i) of the Plan.

    This Agreement sets forth the terms of the agreement between you and the Company with respect to the Performance Units. By accepting this Agreement, you agree to be bound by all of the terms hereof.

1.Overview of Performance Units.
(a)Performance Units Generally. Each Performance Unit represents a contractual right to receive one share of the Company’s common stock (the “Common Stock”), subject to the terms and conditions of this Agreement; provided that, based on the relative achievement against each Performance Objective (as defined below), the number of shares of Common Stock that may be deliverable hereunder in respect of the Performance Units may range from 0% to 250% of the number of Performance Units stated in the preamble to this Agreement (such stated number of Performance Units hereafter called the “Initial Performance Units”). Your right to receive Common Stock in respect of Performance Units is generally contingent, in whole or in part, upon (i) the achievement of the performance objective outlined in Section 2 below (the “Performance Objective”) and (ii) except as provided in Section 4 or Section 5, your continued employment with the Company or one of its Subsidiaries through the end of the Performance Period.

(b)Dividend Equivalents. With respect to each outstanding Performance Unit, the Company shall credit a book entry account with an amount equal to the amount of any cash dividend paid on one share of Common Stock. The amount credited to such book entry account shall be payable to you at the same time or times, and subject to the same terms and conditions, including vesting and earned performance percentages applicable to Earned Performance Unites, as are applicable to, your Performance Units or Restricted Stock Units granted pursuant to Section 5, as applicable. Dividends and distributions payable on Common Stock other than in cash will be addressed in accordance with Section 8 hereof.
2.Total Shareholder Return Objective. The Performance Objective with respect to the Initial Performance Units is based on Total Shareholder Return. Total Shareholder Return shall mean, as to the Company and each of the Peer Companies (as defined below), the annualized rate of return shareholders receive through stock price changes and the assumed reinvestment of dividends paid over the Performance Period. Dividends per share paid other than in the form of cash shall have a value equal to the amount of such dividends reported by the issuer to its shareholders for purposes of Federal income taxation. For purposes of determining the Total Shareholder Return for the Company and each of the Peer Companies, the change in the price of the Company’s Common Stock and of the common stock of each Peer Company, as the case may be, shall be based upon (i) the average of the closing stock prices of the Company and such Peer Company on each trading day in the 60-day period preceding the start of the Performance Period (_____ through _____) (the “Initial Value”) and (ii) the average of the closing stock prices of the Company and such Peer Company on each trading day in the 60-day period preceding the end of the Performance Period (_____ through _____) (the “Closing Value”) of the Performance Period. The Initial Value of the Common Stock to be used to determine Total Shareholder Return over the Performance Period is $_____per share. Achievement with respect to this Performance Objective shall be determined based on the Company’s relative ranking in respect of the Performance Period with regard to Total Shareholder Return as compared to Total Shareholder Return of the Peer Companies, and shall be determined in accordance with the applicable table as set forth in Appendix A hereto. The applicable table shall be determined based on the number of Peer Companies for the Performance Period. A company shall be a “Peer Company” if it (i) is one of the companies listed on Appendix A hereto and (ii) has a class of common equity securities listed to trade on a U.S. national securities exchange and registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), during each day of the Performance Period; provided that, if a Peer Company ceases to be a publicly traded company at any time during the Performance Period due to or following bankruptcy, such company shall remain a Peer Company but shall be deemed to have a Total Shareholder Return of negative 100% (-100%). The number of Performance Units, if any, determined to be earned pursuant to the applicable table under Appendix A, as modified pursuant to Section 4(a), Section 4(b) or Section 5, if applicable, shall be referred to “Earned Performance Units”.
3.Conversion of Performance Units; Delivery of Performance Units. Unless an earlier date applies pursuant to Section 4(a), Section 5 or Section 6, payment in respect of Earned Performance Units (or Restricted Stock Units, as applicable) shall be made in the year following the year in which the Performance Period ends (determined without regard to the occurrence of the Change in Control with respect to Section 5), but not later than March 1 of such year. Unless otherwise determined by the Committee, all payments in respect of Earned Performance Units (or Restricted Stock Units) shall be made in freely transferable shares of Common Stock; provided, however, that if and to the extent that the reservation of the power to settle (as opposed to the act of settling) Performance Units (or Restricted Stock Units) in cash instead of shares would result in an additional financial accounting charge for the Company, the Committee shall not have the right to settle such Performance Units (or Restricted Stock Units) other than in the form of Common Stock (or, if applicable, stock of a Successor Corporation (as defined in Section 5)). Neither this Section 3 nor any action taken pursuant to or in accordance with this Section 3 shall be construed to create a trust of any kind. Any shares of Common Stock issued to you pursuant to this Agreement in settlement of Earned Performance Units (or Restricted Stock Units) shall be in book entry form registered in your name. Any fractional Earned Performance

Units (or Restricted Stock Units) shall be rounded up to the nearest whole share of Common Stock.
4.Termination of Employment.
(a)Disability. In the event that your employment with the Company or a Subsidiary terminates during the Performance Period due to your Disability (as such term is defined in the Termination Agreement (as defined below)), you shall be deemed to have Earned Performance Units equal to the product of (i) and (ii), where (i) and (ii) are:
(i)(x) if you would attain age 60 on or prior to December 31, _____ (a “Section 409A Participant”), the number of Earned Performance Units that you would have earned in accordance with Section 2 had you remained employed through the end of the Performance Period and (y) if you are not a Section 409A Participant, the Initial Performance Units;
(ii)a fraction (the “Pro-Ration Fraction”), (A) the numerator of which is the number of full months (counting the month in which your termination of employment occurs as a full month) during the Performance Period during which you were employed and (B) the denominator of which is 36.
If you are not a Section 409A Participant, distribution of shares of Common Stock in respect of the Performance Units determined to be earned by reason of this Section 4(a) shall be made not later than 74 days following your Disability and shall be in full and complete satisfaction of all of your rights (and the rights of any person who derives his, her or its rights from you) under this Agreement. If you are a Section 409A Participant, distribution of shares of Common Stock in respect of the Performance Units determined to be earned by reason of this Section 4(a) shall be made in the year following the year in which the Performance Period ends (determined without regard to the occurrence of the Change in Control with respect to Section 5), but not later than March 1 of such year. For purposes of this Agreement, “Disability” shall have the meaning given such term in the Termination Agreement; provided, however, that if there is no such agreement at the time of such termination, the term, “Disability,” shall mean (i) a physical or mental impairment of sufficient severity that, in the opinion of the Company, (A) you are unable to continue performing the duties assigned to you prior to such impairment or (B) your condition entitles you to disability benefits under any insurance or employee benefit plan of the Company or its Subsidiaries and (ii) the impairment or condition is cited by the Company as the reason for your termination; provided further, that in all cases, the term Disability shall be applied and interpreted in compliance with Section 409A of the Code and the regulations thereunder. For purposes of this Agreement, “Termination Agreement” means, prior to the occurrence of a Change in Control, the Severance Agreement or other separate agreement, if any, between you and the Company and/or any of its subsidiaries relating to the provision of severance and other benefits before a Change in Control and, upon and following the occurrence of a Change in Control, the Change in Control Agreement or other separate agreement between you and the Company and/or any of its subsidiaries relating to the provision of severance and other benefits upon or after a Change in Control.

(b)Normal Retirement. In the event that your employment with the Company and each of its Subsidiaries by which you are employed terminates during the Performance Period due to your Normal Retirement (defined below), you shall be deemed to have Earned Performance Units, as of the end of the Performance Period, equal in number to the number of Earned Performance Units that you would have earned in accordance with Section 2 had you remained employed through the end of the Performance Period, and not be subject to the Pro-Ration Fraction, if (except as provided in Section 5(e)) the following conditions are met: (x) as of the date of the termination of your employment, the conditions set forth below in items (i)-

(iv) are satisfied and (y) you intend to comply with the covenants contained in items (v) and (vi) (which intent shall be conclusively presumed unless, prior to or concurrently with the notice provided pursuant to item (ii) below, you notify the Company in writing, addressed to the Vice President, Human Resources (or his or her successor), that you do not intend to comply with such covenants); provided that the covenants contained in items (v) and (vi) will not be applicable if the proviso in item (i) applying the Pro-Ration Fraction is applicable.

        (i)    The date of the termination of your employment is at least one year after the date of this Agreement; provided that if the date of the termination of your employment is not at least one year after the date of this Agreement, you shall be deemed to have Earned Performance Units, as of the end of the Performance Period, equal in number to the product of (i) the number of Earned Performance Units that you would have earned in accordance with Section 2 had you remained employed through the end of the Performance Period multiplied by (ii) the Pro-Ration Fraction.

        (ii)    You gave advance written notice of your intent to terminate your employment due to Normal Retirement at least six months in advance of the date of termination to the Senior Vice President, Human Resources (or his or her delegate), and to your direct manager, or in the case of the chief executive officer of the Company, to the Board (subject to the ability of the Company to waive such requirement, exercisable by the Senior Vice President, Human Resources (or his or her delegate) or the Board, as applicable).

        (iii)    You have cooperated with the Company, to the satisfaction of the Company, in the training of a replacement during the period prior to the termination of employment.

        (iv)    If required by the Company, you execute and deliver to the Company an effective release of claims and other liability in a form acceptable to the Company.

        (v)    For two years following the termination of your employment, without the prior written consent of the chief executive officer of the Company, or in the event you are the chief executive officer of the Company on the date of termination of your employment, the consent of the Board or any Committee or director designated by the Board, you agree to refrain from becoming a director, partner, investor or employee of, or consultant to, any business that competes with the Company or any Subsidiary in the business of exploration or production of oil or natural gas, or related oilfield services, within the geographic area or areas in which the Company or any Subsidiary operates at the time of termination of employment or has operated in the immediately preceding one-year period (a “Competitive Business”); provided that, you will not be restricted from purchasing or holding for investment purposes less than 2% of the shares of any Competitive Business whose shares are regularly traded on a national securities exchange or inter-dealer quotation system. If the Company so requires prior to the date of termination of employment, the Company may require that you execute a separate agreement to effect the intent of the foregoing.

        (vi)     For two years following the termination of your employment, you agree to refrain from making, or causing or assisting any other person to make, any oral or written communication to any third party about the Company and/or any of the employees, officers or directors of the Company which impugns or attacks, or is otherwise critical of, the reputation, business or character of such entity or person; or that discloses private or confidential information about their business affairs; or that constitutes an intrusion into their seclusion or private lives; or that gives rise to unreasonable publicity about their private lives; or that places them in a false light before the public; or that constitutes a misappropriation of their name or likeness (the foregoing being subject to Section 12(g)). If the Company so requires prior to the date of termination of employment, the Company may require that you execute a separate agreement to effect the intent of the foregoing.

You expressly acknowledge and agree that the restrictions set forth in clauses (v) and (vi) of this this Section 4(b) are reasonable in all respects, necessary to protect the Company’s legitimate business interests and a material inducement for the Company to grant this Award to you and enter into this Agreement. In the event that, following your termination of employment, it is determined by a court of competent jurisdiction that you have not satisfied any of the conditions set forth in Section 4(b)(v) or (vi) in any material respect, then all of your Performance Units shall terminate and be cancelled. Notwithstanding the foregoing, in the event there occurs a Change in Control, whether prior to or after the end of the Performance Period or the distribution of shares of Common Stock in respect of the Performance Units, the restrictions set forth in clauses (v) and (vi) of this Section 4(b) shall automatically terminate and become void and of no effect.
For purposes of this Agreement, “Normal Retirement” shall mean the termination of your employment relationship with the Company and each of its Subsidiaries by which you are employed due to your retirement on or after the date that you attain age 60, provided that you have completed five Years of Service as of the date of such termination. For purposes of this Agreement, “Years of Service” means the total number of years that you have been employed by the Company or its Subsidiaries as determined in accordance with the Company’s policies as administered from time to time. For the avoidance of doubt, the Company’s determination of Years of Service shall be at the sole discretion of the Company, its policies may change from time to time, and its determination will be final and conclusive and binding on all Participants.
Any portion of the Performance Units that cannot become earned and payable in accordance with the first sentence of this Section 4(b) shall terminate and automatically be cancelled as of the date of your termination of employment. Any portion of your Performance Units that is eligible to be earned pursuant to the first sentence of this Section 4(b), but is not earned as of the end of the Performance Period, shall terminate and be cancelled upon the expiration of such Performance Period.
(c)Termination Without Cause or Termination For Good Reason. In the event that your employment with the Company and each of its Subsidiaries by which you are employed is terminated during the Performance Period (x) by the Company and such Subsidiaries and such termination is not a Termination for Cause or (y) by you and such termination is a Termination for Good Reason (as each such term is defined in the Termination Agreement), you shall be deemed to have earned, as of the end of the Performance Period, the number of Earned Performance Units that you would have earned in accordance with Section 2 had you remained employed through the end of the Performance Period. Any portion of your Performance Units that is eligible to be earned pursuant to the preceding sentence, but is not earned as of the end of the Performance Period, shall terminate and be cancelled upon the expiration of such Performance Period.
(d)Death. In the event that your employment with the Company or a Subsidiary terminates during the Performance Period due to your death, you shall be deemed to have Earned Performance Units equal to the product of (i) the Initial Performance Units and (ii)

the Pro-Ration Fraction. Distribution of shares of Common Stock in respect of the Performance Units determined to be earned by reason of this Section 4(d) shall be made not later than 74 days following your death and shall be in full and complete satisfaction of all of your rights (and the rights of any person who derives his, her or its rights from you) under this Agreement.
(e)Other Termination of Employment. Unless otherwise determined by the Committee at or after grant, in the event that your employment with the Company or a Subsidiary terminates prior to the end of the Performance Period for any reason other than those listed in Section 4(a), 4(b), 4(c) or 4(d), all of your Performance Units shall terminate and automatically be cancelled upon such termination of employment.
5.Change in Control. Notwithstanding the provisions of Section 1 through Section 4 hereof or the terms of any Change in Control Agreement between you and the Company or a Subsidiary (a “CIC Agreement”), if you have been continuously employed from the grant date specified above until the date that the Change in Control occurs (the “Change in Control Date”) or you are treated, for purposes of such CIC Agreement, to have remained in employment through the Change in Control Date, upon the occurrence of a Change in Control your rights in respect of the Performance Units shall be determined as provided in this Section 5. If your employment shall have terminated prior to the Change in Control Date, but at least some of your Performance Units remain outstanding pursuant to Section 4(b) or Section 4(c), your rights in respect of your outstanding Performance Units shall be determined as provided in this Section 5.
(a)If a Change in Control occurs, the Performance Period shall be deemed to end on the Change in Control Date. The determination of whether, and to what extent, the Performance Objective is achieved is based on actual performance against the stated performance criteria through the Change in Control Date and the number of Earned Performance Units will be equal to your Initial Performance Units multiplied by the percentage under the applicable “Percentage of Initial Performance Units Earned” column of Appendix A based on such performance through the Change in Control Date. In the event that you had Performance Units that remained outstanding pursuant to Section 4(b) or 4(c), the resulting Earned Performance Units will also be multiplied by any applicable Pro-Rata Fraction.
(b)The Earned Performance Units will be converted into time-based Restricted Stock Unit awards on a one-for-one basis.
(c)With respect to each outstanding Restricted Stock Unit, the Company shall credit a book entry account with an amount equal to the amount of any cash dividend paid following the Change in Control Date on one share of Common Stock (or any other security in lieu of Common Stock pursuant to Section 5(g)). The amount credited to such book entry account shall be payable to you at the same time or times, and subject to the same terms and conditions as are applicable to, your Restricted Stock Units.
(d)Subject to any acceleration or forfeiture events described within Section 4, each outstanding Restricted Stock Unit shall cliff vest on the last day of the Performance Period (determined without regard to the occurrence of the Change in Control; i.e., vesting will not accelerate solely on account of the Change in Control).
(e)In the event that your employment with the Company and each of its Subsidiaries by which you are employed is terminated following the Change in Control Date and prior to the end of the Performance Period (determined without regard to the occurrence of the Change in Control):
        (i) Section 4 shall be applied after giving effect to the conversion of your Performance Units into Restricted Stock Units in accordance with this Section 5

(e.g., the term “Initial Performance Units” within Section 4(a)(i) shall be replaced with “Restricted Stock Units”),

        (ii) for purposes of paragraph (c) of Section 4, a “Termination for Good Reason” shall include a termination by you due to Forced Relocation (as such term is defined in the Termination Agreement, if applicable),

        (iii) for purposes of paragraphs (a) and (c) of Section 4, the Pro-Ration Fraction shall be deemed to be 100%, and

        (iv) none of the conditions set forth in items (ii))-(iv) of Section 4(b) or the covenants contained in items (v) and (vi) of Section 4(b) shall apply.

(f)In the event that your employment with the Company and each of its Subsidiaries by which you are employed is terminated following the Change in Control Date and prior to the end of the Performance Period (determined without regard to the occurrence of the Change in Control) and shares of Common Stock become distributable to you pursuant to paragraphs (a), (b) or (c) of Section 4 and of this Section 5, subject to the following paragraph (g), vested Restricted Stock Units shall be settled in shares of Common Stock, as follows:
(i) If you are not a Section 409A Participant, the applicable shares shall be paid to you immediately (and in no event later than 30 days) following the earliest to occur of (x) the last day of the Performance Period (determined without regard to the occurrence of the Change in Control), (y) the termination of your employment relationship with the Company and each of its Subsidiaries, and (z) your death.
(ii) If you are a Section 409A Participant, the Change in Control constitutes a “change in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code and the regulations and other authoritative guidance promulgated thereunder (a “409A Change in Control’), and your termination of employment occurs within the two year period immediately following such 409A Change in Control, then the applicable shares shall be paid to you immediately (and in no event later than 30 days) following the earliest to occur of (x) the last day of the Performance Period (determined without regard to the occurrence of the Change in Control), (y) the date that is six months and one day following the date of your separation from service with the Company (determined in accordance with the Company’s written and generally applicable policies regarding what constitutes a “separation from service” within the meaning of Section 409A of the Code and the regulations and other authoritative guidance promulgated thereunder) (“Separation from Service”), and (z) your death.
(iii) If you are a Section 409A Participant, and either the Change in Control does not constitute a 409A Change in Control, or your termination of employment does not occur within the two year period immediately following a 409A Change in Control, then the applicable shares shall be paid to you immediately (and in no event later than 30 days) following the earliest to occur of (x) the last day of the Performance Period (determined without regard to the occurrence of the Change in Control) and (y) your death.
(g)Notwithstanding anything else contained in this Section 5 to the contrary, if the Change in Control involves a merger, reclassification, reorganization or other similar transaction pursuant to which the Common Stock is exchanged for stock of the surviving corporation in such merger, the successor to the corporation or the direct or indirect parent of such a corporation (collectively, the “Successor Corporation”) or other securities, cash or property, then instead of each share of Common Stock, your Restricted Stock Units shall relate to and be settled in the same consideration (whether stock, securities, cash or other property) payable or distributable in such transaction in respect of a share of Common Stock. Any property distributed pursuant to this Section 5, whether in shares of the Successor Corporation or otherwise, shall in all cases be freely transferable without any restriction (other than any such restriction that may be imposed at applicable law), and any securities issued hereunder shall be listed for trading on a U.S. national securities exchange and registered to trade under Section 12(b) of the 1934 Act, and shall have been registered under the Securities Act of 1933, as amended (the “1933 Act”).
(h)Notwithstanding anything else contained in this Section 5 to the contrary, the Committee may elect, at its sole discretion by resolution adopted prior to the Change in Control Date, to satisfy your rights in respect of the Performance Units (as determined pursuant to the foregoing provisions of this Section 5), in whole or in part, by making a cash payment to you within 5 business days of the vesting date in respect of all or any portion of the Earned Performance Units or Restricted Stock Units, as applicable, as the Committee shall determine. Any cash payment for any Earned Performance Units or Restricted Stock Units shall be equal to the Fair Market Value of the number of shares of Common Stock or other property as described in Section 5(g) into which it would convert, determined on the vesting date.
(i)Notwithstanding anything else contained in this Section 5 to the contrary, in the event that this Award is not Assumed (as defined below) upon a Change in Control, then all of the Earned Performance Units calculated pursuant to Section 5(a) of this Agreement shall become unconditionally vested and unrestricted immediately prior to the Change in Control. The Earned Performance Units shall be settled in shares of Common Stock (or, if Section 5(g) applies above, in the securities, cash or other property provided pursuant to Section 5(g)), a cash settlement pursuant to Section 5(h), or a combination of such equity and cash, in accordance with the timing of settlement of the Change in Control consideration provided to Common Stock holders generally in connection with the Change in Control event; provided, however, that in the event the Change in Control does not constitute a 409A Change in Control, and you are a 409A Participant, your settlement of the applicable Earned Performance Shares shall be paid to you immediately following (and not later than 5 business days) the first to occur of: (i) a 409A Change in Control; (ii) the date that is six months and one day following the date of your Separation from Service; or (iii) the end of the Performance Period (determined without regard to the occurrence of the Change in Control). For purposes of this Agreement, the term, “Assumed,” means that, prior to or concurrently with the consummation of the transaction resulting in a Change in Control, either (i) this Agreement is expressly affirmed by the Company or (ii) the contractual obligations represented by this Agreement are expressly (and not merely by operation of law) assumed by the surviving or successor corporation or entity to the Company, or any parent or subsidiary of either thereof, or any other corporation or entity that is a party to the transaction resulting in the Change in Control, in connection with such Change in Control, with appropriate adjustments to the number and kind of securities of such surviving or successor corporation or entity, or such other applicable parent, subsidiary, corporation or entity, subject to this Award, which preserves the compensation element of this Agreement existing at the time of such Change in Control, and provides for subsequent payout in accordance with the same (or more favorable) payment and vesting schedule applicable to this Award, as determined in accordance with the instruments evidencing the agreement to assume this Agreement; provided, however, that in no event will this Agreement be deemed to be “Assumed” unless the assumption is made by the entity that will be the issuer of the securities, cash or other property provided in exchange for Common Stock in the Change in Control transaction in question. The determination of comparability for this purpose shall be made by the Committee prior to the Change in Control, and its determination shall be final, binding and conclusive.

6.Nontransferability of Awards. The Performance Units granted hereunder may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Following your death, any shares distributable (or cash payable) in respect of Performance Units (or Restricted Stock Units) will be delivered or paid, at the time specified in Section 3 or, if applicable, Section 4 or Section 5, to your beneficiary in accordance with, and subject to, the terms and conditions hereof and of the Plan.
7.Beneficiary Designation. You may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom shall be delivered or paid under this Agreement following your death any shares that are distributable or cash payable hereunder in respect of your Performance Units (or Restricted Stock Units) at the time specified in Section 3 or, if applicable, Section 4 or Section 5. Each designation will revoke all prior designations, shall be in a form prescribed by the Committee, and will be effective only when filed in writing with the Committee during your lifetime. In the absence of any such effective designation, shares issuable in connection with your death shall be paid to your surviving spouse, if any, or otherwise to your estate.
8.Adjustments in Respect of Performance Units. In the event of any common stock dividend or common stock split, recapitalization (including, but not limited to, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders (other than cash dividends), exchange of shares, or other similar corporate change with regard to the Company or any Peer Company, appropriate adjustments shall be made by the Committee to the Initial Value of the corresponding common stock, and, if any such event occurs with respect to the Company, in the aggregate number of Performance Units subject to this Agreement; provided that, in the event of any such event involving a recapitalization, spin-off or distribution of assets to stockholders (other than cash dividends) by a Peer Company or the Company pursuant to which all stockholders of such Peer Company or the Company receive a security that is publicly traded on a stock exchange or automated quotation system pro rata based on each share of stock of the Peer Company or the Company held, then the Committee shall have the discretion to treat such recapitalization, spin-off or distribution as through it were a payment of a dividend under Section 2 of this Agreement in an amount equal to the fair market value thereof, as determined by the Committee in such manner as it deems appropriate. The Committee’s determination with respect to any such adjustment shall be conclusive.
9.Effect of Settlement. Upon conversion into shares of Common Stock (or Successor Corporation common stock) pursuant to Section 3 or Section 5(g), a cash settlement of your rights, at the election of the Committee at its sole discretion pursuant to Section 3 or Section 5(h), or a combination of the issuance of Common Stock and the payment of cash in accordance with any applicable provisions of this Agreement, all of your Performance Units (or Restricted Stock Units) subject to this Award shall be cancelled and terminated. If and to the extent that you are still employed at the end of the Performance Period, and none of your Performance Units shall have become earned in accordance with the terms of this Agreement, all such Performance Units subject to this Award shall be cancelled and terminated.
10.Furnish Information. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.
11.Remedies. The parties to this Agreement shall be entitled to recover from each other reasonable attorneys' fees incurred in connection with the enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise. If, due to Section 4 of the Plan, the Company fails or is unable to make the payment in respect of Earned Performance Units in freely transferable shares of Common Stock, and the Committee does not elect to settle such Earned Performance Units in cash instead of shares, as provided by Section 3 of this Agreement, as your sole and exclusive remedy for such failure, in addition to the rights provided under the first sentence of this Section 11, the Company shall pay to you an amount in cash equal to the product of the number of Earned Performance Units times the Fair Market Value of one share of Common Stock. The Company shall make such payment to you within ten (10) days following receipt of your written demand therefor, but in no event later than March 15 of the year following the year in which the Performance Units become Earned Performance Units, subject to compliance with any tax withholding obligations that the Company in its discretion deems to be necessary with respect to such payment. Upon such payment pursuant to this Section 11, all of your Performance Units subject to this Award shall be cancelled and terminated. For purposes of this Section 11, to give effect to Section 5 of this Agreement the term “Earned Performance Units” will be replaced with “Restricted Stock Units” where applicable, and the Fair Market Value of one share of Common Stock shall be determined as follows:
(a)with respect to a payment in respect of Earned Performance Units pursuant to Section 3, the Fair Market Value shall be determined as of the last day of the Performance Period;
(b)with respect to a payment in respect of Earned Performance Units where payment arises due to the termination of your employment with the Company or a Subsidiary during the Performance Period due to your death or Disability pursuant to Section 4(a), the Fair Market Value shall be determined as of the date your employment terminates due to death or Disability, as applicable;
(c)with respect to a payment in respect of Earned Performance Units where payment arises due to the termination of your employment with the Company or a Subsidiary during the Performance Period due to your Normal Retirement pursuant to Section 4(b), or due to your termination by the Company that is not a Termination for Cause or to your termination by you that is a Termination for Good Reason pursuant to Section 4(c), the Fair Market Value shall be determined as of the last day of the Performance Period;
(d)with respect to a payment based on the number of Performance Units that would have become Earned Performance Units in connection with a Change in Control pursuant to Section 5, the Fair Market Value shall be determined as of the Change in Control Date.
12.Confidential Information and Nonsolicitation.
(a)As further consideration for the granting of the Performance Units hereunder, you hereby agree with the Company that, during and until three years following the termination of your employment relationship with the Company and each of its Subsidiaries by which you are employed, you will keep confidential all confidential or proprietary information and materials, as well as all trade secrets, belonging to the Company or one of its Subsidiaries, or their customers or other third parties who furnished such information, materials, and/or trade secrets to the Company or its Subsidiary with expectations of confidentiality (“Confidential Information”). Confidential Information shall not include information that (A) is already properly in the public domain or enters the public domain with the express consent of the Company, or (B) is intentionally made available by the Company to third parties without any expectation of confidentiality. Upon the termination of your employment relationship with the Company and each of its Subsidiaries by which you are employed, you promise to promptly return to the Company all Confidential Information, and all documents and materials (including electronically stored information) in your possession, custody or control that constitutes or reflects Confidential Information. Notwithstanding the foregoing, you may disclose information as may be required by law and may disclose information in confidence to your spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan, provided that you ensure that such spouse or advisor or institution treats the information confidentially and does not disclose such information or use it for his, her or its own benefit. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you, as a factor militating against the advisability of granting any such future award to you. Such consideration shall be in addition to the rights and remedies available to the Company pursuant to paragraph (d) below. Notwithstanding any other provision of this Agreement, you will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that (a) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  In addition, if you file a lawsuit for retaliation, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you: (a) file any document containing the trade secret under seal, and (b) do not disclose the trade secret, except pursuant to court order.
(b)As an incentive for the Company to issue you this Award, and in consideration of the Company’s promise to provide you with Confidential Information and so as to protect the Company’s legitimate business interests, including the protection of its Confidential Information and the goodwill with which you will be associated, and that this Award will encourage you to build, you agree that during your employment relationship with the Company and each of its Subsidiaries by which you are employed, and for a period of twelve (12) months immediately following the time that you are no longer employed by the Company or any of its Subsidiaries, you will not, directly or indirectly (i) solicit or encourage (or assist another in soliciting or encouraging) any employee, contractor, consultant, supplier, or vendor of the Company or any of its Subsidiaries to terminate or lessen his, her or its relationship with the Company or any of its Subsidiaries, or (ii) on behalf of a Competitive Business, engage, employ, or solicit or contact for employment or engagement (or assist another in such activity) any employee of the Company or any of its Subsidiaries or any person who was an employee of the Company or any of its Subsidiaries at any time during the last twelve (12) months of your employment with the Company and any of its Subsidiaries (or, if you are employed by the Company and any of its Subsidiaries for less than twelve (12) months, those persons who were employees of the Company or any of its Subsidiaries during your employment with the Company and any of its Subsidiaries).
(c)You agree that the Company’s substantial investments in its business interests, goodwill, and Confidential Information are worthy of protection, and that the Company’s need for the protection afforded by this Section is greater than any hardship you might experience by complying with its terms. You further acknowledge and agree that the restrictions set forth in this Section are not adverse to the public interest. You further agree that the limitations as to time and scope of activity to be restrained contained herein are reasonable and are not greater than necessary to protect the Confidential Information, goodwill and other legitimate business interests of the Company. Although the Company and you believe the limitations as to time and scope of activity contained in this Section are reasonable and do not impose a greater restraint than necessary to protect the Company’s legitimate business interests, if this is judicially determined not to be the case, the Company and you specifically request that the limitations contained in this Section be reformed to the extent necessary to make this Section enforceable.
(d)You acknowledge and agree that your violation or threatened or attempted violation of the covenants contained in this Section will cause irreparable harm to the Company and that money damages would not be sufficient remedy for any breach of this Section. You agree that the Company shall be entitled as a matter of right to specific performance of the covenants in this Section, including entry of an ex parte temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section, or both, or other appropriate judicial remedy, writ or order, in any court of competent jurisdiction, restraining any violation or further violation of such agreements by you or others acting on your behalf, without any showing of irreparable harm and without any showing that the Company does not have an adequate remedy at law. Such remedies shall be in addition to all other remedies available to the Company at law and equity.
(e)Your obligations under this Section shall survive the termination of this Agreement and your employment, regardless of the reason for such termination.
(f)As a part of your employment by the Company, and in further consideration for the granting of this Award and by your acceptance of this Award in whole or in part, you accept and agree to be bound by the Company’s Intellectual Property Policy (as the same may be modified, amended or replaced by the Company from time to time), including without limitation, (A) the Company’s ownership of the worldwide right, title and interest in and to any and all Pioneer Intellectual Property; (B) your agreement to assign, and pursuant to the Company’s Intellectual Property Policy and your acceptance of this Award you do hereby assign, to the Company all worldwide right, title and interest in and to all Pioneer Intellectual Property; and (C) your agreement to disclose in writing to the Company all Pioneer Intellectual Property and, upon request by the Company, to promptly produce and deliver to the Company all originals of materials embodying Pioneer Intellectual Property. The term, “Pioneer Intellectual Property,” is defined in the Company’s Intellectual Property Policy (and is incorporated herein by reference), and includes, without limitation, any and all creations, works and/or intellectual property (including but not limited to all tangible and intangible ideas and expressions of ideas whether or not the subject matter of copyright, confidential and non-confidential information, data, drawings, reports, programs, processes, analyses, business methods, computer programs, works of authorship, trademarks and service marks, improvements, discoveries and/or inventions whether or not patentable), and all of the intellectual property rights therein provided by the various legal systems throughout the world (including but not limited to trade secret rights, patent rights, trademark rights, and rights of copyright), that are conceived, created, made, invented, developed, reduced to practice, reduced to a tangible medium of expression, and/or acquired by you, individually or jointly with others, during the time of your employment relationship with the Company, that pertain to the actual or anticipated business or activities of the Company or that are suggested by or result from any task or work by you for or on behalf of the Company, irrespective whether you are or were hired-to-invent such creations, works or intellectual property, or whether such creations, works or intellectual property were conceived, created, made, invented, developed, reduced to practice, reduced to a tangible medium of expression or acquired in the course or scope of your employment, or whether at home or not, or whether or not during business hours, or whether or not using the Company’s time, facilities or resources. You may review the Company’s Intellectual Property Policy at the Company’s internal portal website, and obtain a copy by written request to the Company’s Legal Department.
(g)Nothing in this Agreement or any other agreement between you and the Company (i) prevents you from exercising any rights that cannot be lawfully waived or restricted, (ii) prevents you from testifying at a hearing, deposition, or in court in response to a lawful subpoena or (iii) limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Securities and Exchange Commission, the United States Department of Justice, Congress, any agency Inspector General or any other federal, state or local governmental agency or commission (“Government Agencies”). Further, this Agreement does not limit (i) your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, or (ii) your right to receive an award from a Government Agency for information provided to any Government Agencies.
13.Payment of Taxes. The Company, in its discretion, may from time to time require you to pay to the Company (or the Company's Subsidiary if you are an employee of a Subsidiary of the Company) the amount that the Company deems necessary to satisfy the Company's or its Subsidiary's current or future obligation to withhold federal, state or local income or other taxes that you incur as a result of this Award, including without limitation with respect to any payment pursuant to Section 1(b) of this Agreement. With respect to any required tax withholding, unless another arrangement is permitted by the Company in its discretion (which discretion may not be delegated to management), the Company shall withhold from the shares of Common Stock to be issued to you the number of shares the Company determines is necessary to satisfy the Company's obligation to withhold taxes, that determination to be based on the shares' Fair Market Value, as defined in the Plan, at the time as of which such determination is made. In the event the Company subsequently determines that the aggregate Fair Market Value, as defined in the Plan, of any shares of Common Stock withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then you shall pay to the Company, immediately upon the Company's request, the amount of that deficiency.
14.Right of the Company and Subsidiaries to Terminate Employment. Nothing contained in this Agreement shall confer upon you the right to continue in the employ of the Company or any Subsidiary of the Company, or interfere in any way with the rights of the Company or any Subsidiary of the Company to terminate your employment at any time.
15.No Liability for Good Faith Determinations. Neither the Company nor the members of the Board and the Committee shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Performance Units granted hereunder.
16.No Guarantee of Interests. The Board and the Company do not guarantee the Common Stock of the Company from loss or depreciation.
17.Company Records. Records of the Company or its Subsidiaries regarding your period of employment, termination of employment and the reason therefor, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.
18.Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.
19.Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third Business Day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or you may change, at any time and from time to time, by written notice to the other, the address which it or he had previously specified for receiving notices.

    The Company and you agree that any notices shall be given to the Company or to you at the following addresses:

Company:    Pioneer Natural Resources Company
Attn: Corporate Secretary
777 Hidden Ridge
Irving, Texas 75038

Holder:    At your current address as shown in the Company's records.

20.Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.
21.Successor. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.
22.Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.
23.Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Delaware except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Common Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Common Stock.
24.Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Common Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a waiver and release agreement and receipt therefor in such form as it shall determine.
25.Amendment. This Agreement may be amended at any time unilaterally by the Company provided that such amendment is consistent with all applicable laws and does not reduce any rights or benefits you have accrued pursuant to this Agreement. This Agreement may also be amended at any time unilaterally by the Company to the extent the Company believes in good faith that such amendment is necessary or advisable to bring this Agreement into compliance with any applicable laws, including Section 409A of the Code.
26.The Plan. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan; provided, however, that notwithstanding anything to the contrary herein, any provision of this Agreement that is inconsistent with the provisions of Section 9(c), (e), and (f) of the Plan shall control over such provisions of the Plan.
27.Agreement Respecting Securities Act of 1933. You represent and agree that you will not sell the Common Stock that may be issued to you pursuant to your Performance Units except pursuant to an effective registration statement under the 1933 Act or pursuant to an exemption from registration under the 1933 Act (including Rule 144).
28.No Shareholder Rights. The Performance Units granted pursuant to this Agreement do not and shall not entitle you to any rights as a shareholder of Common Stock until such time as you receive shares of Common Stock pursuant to this Agreement. Your rights with respect to the Performance Units shall remain forfeitable at all times prior to the date on which rights become earned in accordance with this Agreement.
29.Electronic Delivery and Acknowledgement. No signature by you is required to accept the Award represented by this Agreement. By your acceptance of this Award, you are acknowledging that you have received and read, understood and accepted all the terms, conditions and restrictions of this Agreement and the Plan. The Company may, in its sole discretion, deliver any documents related to this Award and this Agreement, or other awards that have been or may be awarded under the Plan, by electronic means, including prospectuses, proxy materials, annual reports and other related documents, and the Company may, in its sole discretion, engage a third party to effect the delivery of these documents on its behalf and provide other administrative services related to this Award and the Plan. By your acceptance of the Award represented by this Agreement, you consent to receive such documents by electronic delivery and to the engagement of any such third party.

Appendix A
Determination of Performance Units Earned
Peer Companies:

Rank Against Peers	12 Peer Companies Percentage of Initial Performance Units Earned	11 Peer Companies Percentage of Initial Performance Units Earned	10 Peer Companies Percentage of Initial Performance Units Earned	9 Peer Companies Percentage of Initial Performance Units Earned	8 Peer Companies Percentage of Initial Performance Units Earned
1 2 3 4 5 6 7 8 9 10 11 12	250% 225% 200% 175% 150% 125% 100% 80% 60% 40% 0% 0%	250% 225% 200% 170% 140% 110% 90% 70% 40% 0% 0% 0%	250% 225% 190% 160% 130% 100% 80% 60% 40% 0% 0%	250% 225% 180% 150% 120% 90% 60% 40% 0% 0%	250% 225% 180% 140% 100% 70% 40% 0% 0%
13	0%
In addition, if at the end of the Performance Period the number of companies listed above that qualify as Peer Companies is less than eight, then the Committee shall, in good faith, determine the percentage of the Performance Units earned in a manner consistent with (i) the requirements to qualify the Performance Units as performance-based compensation exempt from the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, to the extent the Committee determines that such qualification is in the Company’s best interest, and (ii) the following general guidelines for determining the number of earned Performance Units:
    (a)    If the Company’s Total Shareholder Return for the Performance Period ranks first as compared to the Total Shareholder Return of qualifying Peer Companies, the number of earned Performance Units shall equal 250% of the Initial Performance Units;
    (b)    If the Company’s Total Shareholder Return for the Performance Period ranks in the 55th percentile as compared to the Total Shareholder Return of the qualifying Peer Companies, the number of earned Performance Units shall equal 100% of the Initial Performance Units;
    (c)    If the Company’s Total Shareholder Return for the Performance Period ranks in the 28th percentile as compared to the Total Shareholder Return of the qualifying Peer Companies, the number of earned Performance Units shall equal 25% of the Initial Performance Units;
    (d)    If the Company’s Total Shareholder Return ranks below the 28th percentile as compared to the Total Shareholder Return of the qualifying Peer Companies, none of the Initial Performance Units will become earned; and
    (e)    If the Company’s Total Shareholder Return ranking falls in between the levels specified in clauses (a) through (c) above, the Committee shall have the discretion to determine the percentage of the Initial Performance Shares that become earned within the levels specified above.

Schedule I

The document to which this Schedule I is attached is the form of Performance Unit Award Agreement between the Company and Scott D Sheffield.

The form of Performance Unit Award Agreement between the Company and each of Mark S. Berg, Richard P. Dealy, J. D. Hall, Mark. H. Kleinman, Elizabeth A. McDonald, Neal H. Shah, Tyson L. Taylor and Margaret M. Montemayor varies from this form by modifying paragraph (c) of Section 4 to provide in its entirety as follows:

(c)    Termination Without Cause or Termination For Good Reason. In the event that your employment with the Company and each of its Subsidiaries by which you are employed is terminated during the Performance Period (x) by the Company and such Subsidiaries and such termination is not a Termination for Cause or (y) by you and such termination is a Termination for Good Reason (as each such term is defined in the Termination Agreement), you shall be deemed to have earned, as of the end of the Performance Period, that number of Performance Units equal to the product of (i) the number of Earned Performance Units that you would have earned in accordance with Section 2 had you remained employed through the end of the Performance Period multiplied by (ii) the Pro-Ration Fraction. Any portion of the Performance Units that cannot become earned and payable in accordance with the preceding sentence shall terminate and automatically be cancelled as of the date of your termination of employment. Any portion of your Performance Units that is eligible to be earned pursuant to the second preceding sentence, but is not earned as of the end of the Performance Period, shall terminate and be cancelled upon the expiration of such Performance Period.